CONFIDENTIAL

Exhibit 10.22

LICENSING & DISTRIBUTION AGREEMENT
by and between Parthus Technologies plc.
and Silaria Corporation

This DEVELOPMENT, LICENSING & DISTRIBUTION AGREEMENT with an Effective Date of September 30, 2002, is made by and between Silaria Ltd., a Republic of Ireland company doing business at Dominic Court, 41 Dominic Street, Dublin 1, Ireland (“Silaria”), and Parthus Technologies, Inc., a Republic of Ireland corporation qualified to do business in California and doing business at 32-34 Harcourt Street, Dublin 2, Ireland and at 2033 Gateway Place, Suite 150, San Jose, CA 95110 (“Licensee”). Silaria and Licensee are referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.  Silaria designs, develops, and markets configurable microprocessor technology, in the form of semiconductor design Intellectual Property (IP).

B.  Licensee has developed and markets a broad portfolio of complete solutions in the form of platform-level semiconductor design Intellectual Property (IP).

C.  Silaria and Licensee seek to develop and market Silaria Products to be licensed for use both within certain Parthus Platforms and as stand alone Products for use by Silaria’s and Licensee’s mutual customers, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the promises made in this Agreement, the Parties agree as follows:

1.	Definitions

1.1.  “Documentation” means technical manuals relating to the use of the Products, which are designed for End Users or for those involved in performing this Agreement.

1.2.  “Authorized Purpose” means, subject to limitations stated in this Agreement: (i) the sublicense by Licensee of a Parthus Platform to an End User under a Platform License for the development and marketing by End Users of Parthus Platform Based Products; (ii) the use of Products by Licensee to create a Parthus Platform Based Product as part of a design services contract between Licensee and an End User; and (iii) the internal use by Licensee of Products to develop and market Parthus Platforms, which have integrated the Products, to End Users.

1.3.  “Confidential Information” means: (i) any trade secrets and know-how embodied in the Products, Deliverables or other information, including all technical, financial, commercial, legal or other information, in whatever form or media, that is not generally known to the public, whether or not it is patented, registered or otherwise publicly protected, of either Party provided to the other Party; (ii) any information designated in writing by either party as confidential and any information which if disclosed orally, is identified as confidential at the time of disclosure and is reduced to writing and sent to the Recipient within thirty (30) days after its oral disclosure; and (iii) the terms and conditions of this Agreement, and the transactions it encompasses including but not limited to Customer List and customer contact information.

1.4.  “Deliverables” means the technical information required to use a Product and includes as applicable: Source Code, Synthesizable RTL, SGN, object code, test environment and Documentation, as well as revisions, Updates, enhancements and customizations of such materials.

1.5.  “End User” means those persons, or other legal entities, which license the Parthus Platforms or Parthus products, which include the Products, from Licensee under the terms of a Platform License, or Portfolio agreement.

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1.6. “Error” shall mean a failure of a Product to operate in conformance with its Documentation.

1.7.  “FPGA” means a type of integrated circuit referred to as field programmable gate array or any other programmable logic device. For the purposes of this Agreement, FPGAs are those integrated circuits that are able to incorporate Intellectual Property that is programmable or is re-programmable by anyone subsequent to the initial factory shipment by the original manufacturer of the FPGA device.

1.8.  “Silaria Cores” means Intellectual Property of Silaria that is used by designers in integrated circuits to perform certain electronic functions.

1.9.  “Intellectual Property” means a block, or blocks, of electronic functionality used in the design of integrated circuits including any applicable patents, patent rights, trade marks, service marks, trade secrets, registered designs, applications for any of the foregoing, copyright, unregistered design right and any other similar protected rights in any country.

1.10.  “Parthus Platform Based Product” means a mask programmed integrated circuit (chip), FPGA or device whose circuitry incorporates the Parthus Platform.

1.11.  “Parthus-Silaria Cores” means certain designated Silaria Cores that have been instantiated by Licensee to operate under the Parthus Specifications and that will include the Products, as further described in Section 3.1 and the attached Exhibit A.

1.12.  “Parthus Platform” means specifically designated Product; or grouping of Product(s) or Parthus-Silaria Cores combined with Licensee’s products, marketed as a single unit, as defined in the attached Exhibit A, that are implemented as a system on a chip.

1.13.  “Parthus Platform Definition Statement” means, as to a particular Parthus Platform, a document that specifies the Licensee’s use of Silaria Products in the Parthus Platform(s), along with a statement of work exhibit and details regarding resourcing if appropriate and pricing to Licensee.

1.14.  “Platform License” means a fee and/or royalty bearing license agreement to Use the object code and/or the source code of the Parthus Platforms and Parthus products between Licensee and its customer permitting multiple Uses during the term of the license agreement which may include Updates, support and maintenance, but limited to Use in designing Parthus based products and making and having made such Parthus based products, without the right to sublicense other than for the limited purpose of providing a Second Source, all according to terms and conditions legally sufficient to accomplish the provisions set forth in Sections 2, 9, 11, 12 and 13. Such license shall include a limited right for Licensee’s customers to make those modifications necessary for such customer, and its subcontractors to integrate the Products into such customer’s products (i.e. modification of the interfaces, timing, scan insertion, clock and power management, etc.) Customer requests to add derivative rights to the Products, to the Platform License shall be reviewed on a case-by-case basis, and may be approved on such terms and conditions as the Parties may then agree. It is Parthus’ responsibility to assure that the Platform License is consistent with the guidelines of this program, and any mutually approved variation to the guidelines.

1.15.  “Platform Specifications” means the fully integrated semiconductor solutions for Parthus Platform specifications of Licensee designated in Exhibit A.

1.16.  “Products” means the Silaria products listed in attached Exhibit A, in the form of source code, and object code that are the subject of this Agreement and shall include all associated Deliverables as specified in attached Exhibit B. For the avoidance of doubt, the definition of Products only includes the licensable Intellectual Property Products, and nothing contained herein shall prohibit Silaria from developing, marketing, and selling Products, and Product derivatives in physical chip form.

1.17.  “SGN” means the synthesized gate level netlist that is created by Use of the Synthesizable RTL, and which results in logical and timing domain representation implemented in a single manufacturing process macro library, along with further representations used in the manufacture of designed products.

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1.18.  “Source Code” means the human readable form of the Silaria Deliverables and any and all updates, copies and modifications of same regardless of the form or media in or on which they may exist. Source Code shall also include all other documentation and other materials related to the use of the Source Code.

1.19.  “Second Source” means a limited sublicensing right which allows an End User to sublicense the Parthus Platform or Product to another semiconductor partner for the limited purpose of providing a form, fit, function and pin compatible chip to the End User’s customer. This sublicensing right will be limited to manufacture only and will specifically exclude any and all other rights including, without limitation, any design, modification and sublicensing rights. Manufacturing rights will be limited to providing form, fit, function and pin compatible chip to customers which require two manufacturing sources for the same project, as an assurance of supply, and where the End User is supplying significant volume to the end customer project. The End User will be responsible for all fees and royalties associated with Second Source manufacturing activities and the Second Source volume will be added to the End User’s manufacturing volumes for purposes of royalty accounting and payment. Request for Second Source sublicenses will be reviewed and approved by the parties prior to execution of the Platform License with the Customer. A Second Source of a form, fit, function, pin compatible chip provided to the same customer project as the End User’s chip will not be considered an additional Use. Only one Use will be counted for the End Customer project.

1.20.  “Synthesizable RTL” means the Verilog HDL files identified in the relevant Parthus Platform Definition Statement.

1.21.  “Trademarks” means the trademarks identified in Exhibit D

1.22.  “Updates” means any enhancements and modifications including but not limited to Error corrections to any Product including any associated Documentation and any embodied Intellectual Property, developed by or for Silaria from time to time, and which Silaria releases generally to the public, but does not include new revisions of a Product generally defined as one that includes new functionality.

1.23.  “Use” means the conversion of the Synthesizable RTL for the relevant product or device to a synthesized gate level netlist (SGN), or other subsequent implementation of such SGN. Life-cycle maintenance of a product or device including each or all of the fixing of bugs in, increasing the performance of and increasing the yield of the product or device shall not be considered a use. Use of a Parthus Platform by a customer solely to repair Errors subsequent to a payment for a Use by that customer for that specific Parthus Platform will not be considered as an additional Use requiring an additional fee.

1.24.  “Use Fee Cap” means a limit to the number of Use fees associated with the instantiation of the Products into each End User Licensed Products required of the End User and due to Silaria for each Parthus Platform. Use Fee Caps for the Silaria Products are outlined in Exhibit C.

2.	License

2.1  Subject to all the limitations and provisions of this Agreement, Silaria grants to Licensee:

2.1.1  an exclusive (subject to Section 2.1.5 below), non-transferable, world-wide license to Use, copy, modify and sublicense to End Users the Parthus Platforms, listed in Exhibit A, as a whole unit, and the Products, as discrete blocks in object code and source code, under a Platform or portfolio License for the development and marketing by End Users. This license specifically does not include any right for an End User to further license or sublicense the Parthus Platforms or the constituent Products other than under the limited Second Source sublicensing rights outlined herein. Platform Licenses may be subject to a per Use fee, subject to a per Use Fee Cap, for each Parthus Platform Based Product designed or Silaria Product licensed, and per unit royalties, payable to Silaria under the terms of this Agreement. If a potential End User does not wish to commit to a fee and royalty bearing Platform License for a Parthus Platform or Product prior to having the ability to evaluate the Parthus Platform, then Licensee is granted the right to sublicense the Parthus Platform using a license document which is substantively similar in key Intellectual Property protection terms to the Platform License, including but not limited to all limitations of Confidentiality in Section 9,

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but which expressly limits the grant to evaluation only, and that requires payment of applicable fees prior to any other use.

2.1.2  an exclusive (subject to section 2.1.5 below), non-transferable, world-wide license to Use, modify and copy the Products, and associated Deliverables, to perform integration and design services for End Users under Platform Licenses. Modification rights granted hereunder are limited to modification of the interfaces, block timing, scan insertion, clock and power management and other modifications, which would be reasonably necessary to integrate the Products into End User products. Broader modification and derivative rights will be reviewed, and granted on a case-by-case basis on such terms as the Parties may then agree.

2.1.3  an exclusive (subject to section 2.1.5 below), non-transferable, world-wide license to use, modify and copy the Products, for internal use by Licensee in the performance of its development, marketing, and support obligations under this Agreement, including but not limited to, Licensee creating the Parthus-Silaria Cores, and Parthus Platforms using Products, Source Code and test environments. Such license shall include a right for Licensee to make those modifications necessary for it, and its subcontractors, to integrate the Products into Parthus Platforms (i.e. modification of the interfaces, timing, scan insertion, clock and power management, etc.); and

2.1.4  An exclusive (subject to section 2.1.5 below), non-transferable, world-wide license under the Intellectual Property in the Products (including any modified versions) to design, have designed, manufacture and have manufactured, solely pursuant to a subcontractor or supplier agreement, up to five hundred (500) prototype chips per design solely for the purpose of prototyping and demonstrating the functionality of the Parthus-Silaria Cores and Parthus Platforms.

2.1.5  Licenses granted to Licensee herein shall be exclusive (including with respect to Silaria) for a period of five (5) years from the effective date of this Agreement (the “Initial Period”). Such exclusivity period shall be automatically renewed thereafter annually unless either party provides written notice of its objection to such renewal at least sixty (60) days prior to the end of the then current exclusivity period. The parties will, in accordance with Exhibit E (Program Management Guidelines), set sales and booking targets for each Product covered by this Agreement for this period.

2.1.6  Nothing in the license granted in this Agreement is to be construed as imposing any limit on Silaria’s right to use the Intellectual Property in the design, development or manufacture of new products.

2.2  In the event that Licensee desires to use or sublicense Silaria Products for any use or in any way not authorized by this Agreement, Licensee shall seek Silaria’s prior written consent and terms from an officer of Silaria.

2.3  Licensee herein agrees that Silaria shall be the exclusive supplier to Licensee’s End Users of the Proteus3 Bluetooth Platform (including with respect to Licensee) for a period of five (5) years from the effective date of this Agreement (the “Initial Period”). Such exclusivity period shall be automatically renewed thereafter annually unless either party provides written notice of its objection to such renewal at least sixty (60) days prior to the end of the then current exclusivity period.

2.4  Except as expressly licensed in Section 2.1 including subsections, Licensee acquires no right, title or interest in the Products or any Silaria Intellectual Property. In no event shall the license rights granted in Sections 2.1 be construed as granting to Licensee expressly or by implication, estoppel or otherwise, licenses to any Silaria technology other than the defined Products.

2.5  Prior to delivery of any Confidential Information, Products or Parthus Platforms to any End User, supplier or other third party, such recipient shall be required to enter into a non-disclosure agreement, or a customer license agreement with non-disclosure provisions, which: (i) offers at least the same protection for Confidential Information as the provisions of Section 9; (ii) and shall only permit the recipient to retain the Confidential Information, Products, or Parthus Platforms only for such period and to the extent necessary to complete the Authorized Purpose, or in the case of Section 2.1.4, the prototyping. Licensee shall ensure that any recipient promptly either returns to Licensee or destroys any copies of the Confidential Information, Products or Parthus Platforms upon completion of the Authorized Purpose or, if earlier, termination of the license agreement between Licensee and End User or subcontractor, or the termination

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of this Agreement in accordance with the provisions of Section 14 or expiration of this Agreement in accordance with the provisions of Section 14.

3.	Parthus Platform Development

3.1  Licensee has the right to integrate the Products into its Parthus Platforms under Section 2.1.3. The parties agree to co-operate and confer on implementation of the Silaria Cores into Parthus Platforms. In the event joint development or Silaria assistance is required, the parties will enter into a Design Services agreement, which will set forth the technical and functional specifications for particular Parthus Platforms, including the obligations of each Party with respect to the customization thereof.

4.	Delivery and Training

4.1  Silaria shall deliver the Deliverables in accordance with the agreed delivery schedule stated in Exhibit B. Silaria will provide the Product and all associated Documentation in appropriate format and quality that will allow Parthus to package and integrate the Products into productized Platforms and to license the Products as stand alone platforms.

4.2  Silaria shall provide an initial one (1) weeks of training to be scheduled within thirty (30) days of the Effective Date. The objective of such training shall be to enable Parthus to fulfill its obligations under section 7. Training will be provided free of charge, except that Licensee shall be solely responsible for all costs associated with its employees related to the training, (e.g. lodging). Training shall be provided at Silaria Dublin, Ireland office unless otherwise agreed to by the parties. Training requirements shall be reviewed on a quarterly basis and any additional training shall be mutually agreed and scheduled accordingly. In addition, Silaria will be required to provide a one (1) day sales training to Licensee’s sales force, each year, and if mutually agreed, on a case by case basis, as needed for new product rollout. Such sales training shall be conducted as part of Licensee’s quarterly worldwide sales meetings (usually held in Dublin, Ireland). Licensee shall be responsible for providing facilities for such training. Where such meetings are not held in Dublin Licensee will be responsible for the travel expenses associated with Silaria employees and such training shall be provided free of charge to Licensee.

4.3  Silaria and Licensee shall co-develop an End User training program, including presentation materials, collateral documentation, agenda, etc. Licensee will be primarily responsible for providing such training, but Silaria will provide technical resources as needed to support End User training. Silaria hereby grants Licensee, a nonexclusive, worldwide, royalty-free right to modify the Documentation to develop, training, sales, marketing, and promotional materials, to be used in the furtherance of the sales, marketing, deployment and training responsibilities outlined herein.

5.	Trademark License

5.1  Subject to the terms and conditions of this Agreement, Silaria hereby grants to Licensee a non-transferable, nonexclusive, royalty free, world-wide license, to use the Trademarks in accordance with Silaria’s guidelines set out in Exhibit D (“Guidelines”), solely in connection with Licensee’s performance of this Agreement.

5.2  Silaria shall have the right to revise the Guidelines (including the right to add further trademarks or modify or delete the Trademarks). Subject to the following, any such revisions shall be effective, upon thirty (30) days’ prior written notice to Licensee. Except where Silaria has revised the Guidelines because Silaria has received notice that the Trademarks infringe the rights of a third party, Licensee may deplete any inventories of documentation and promotional materials for a period of six (6) months following receipt of written notice served in accordance with the provisions of this Section.

5.3  Upon written request from Silaria, Licensee shall submit samples of all documentation, packaging, and promotional or advertising materials bearing the Trademarks to Silaria to enable Silaria to verify compliance with the Guidelines. Licensee shall rectify any documentation, packaging, and promotional or advertising materials so as to comply with the Guidelines and cease using any non-compliant materials in accordance with the provisions of Section 5.2.

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6.	Silaria Obligations and Support Services

6.1  During the term of this Agreement, Silaria shall provide the following support (“Support Services”) to Licensee: (i) provision of Updates to the Products; (ii) second level telephone and email consultative support for the Products, during regular business hours, and (iii) reasonable efforts to correct Errors in the Products. In addition, Silaria will provide Parthus with pager numbers and after hour support numbers for any emergencies, which may arise during customer deployment.

6.2  In the event that Licensee is unable to resolve a first line support question under Section 7.1, then Silaria shall provide the Support Services set forth in Sections 6.1(i)—6.1(iii) above upon receiving notice of Errors occurring in the Products from Licensee’s designated support personnel. Silaria shall provide Licensee with reports detailing the amount of support levels used. Support requirements shall be reviewed by the parties on a quarterly basis and adjusted accordingly. Silaria shall only have an obligation to provide Support Services for the currently supported version of Products and the version of the Products that the currently supported version replaced. Silaria shall have no obligation under this Section 6 to provide Support Services directly to End Users, except as expressly outlined herein. Licensee agrees to obtain all necessary licenses and consents to enable Silaria to access and perform Support Services at Licensee’s, or End Users facilities, if required by Silaria. Silaria will, however, provide marketing, sales and technical support to Licensee and potential End Users consistent with presales support for prospective End Users. If Silaria decides, in its sole discretion, to provide Support Services directly to an End User, prior to commencing such services Licensee shall confirm to Silaria that the End User has entered into a customer license agreement and that the End User is current and paid up with respect to the appropriate Fees.

6.3  This license grant in this Agreement covers the Products, listed in the attached Exhibit A. It is the intent of the parties that any new derivatives of the Products (Listed in Exhibit A) that Silaria releases commercially, as a licensable Product, for use by End Users which integrates Parthus Bluetooth technology, but specifically excluding customer specific implementations) will be added, automatically to this Agreement and the license grants included herein, as they are released. Parthus rights, outlined in Section 2, shall be nonexclusive until such time the parties agree on sales targets associated with such automatically added Products. In connection therewith, Silaria will provide regular updates as to new Product roadmaps, including features, schedule, and specifications, and such materials and products will be added to the list of Deliverables provided by Silaria hereunder once such items are ready for commercial distribution. In addition the parties may through mutual agreement add additional Silaria products to this Agreement, the parties agree to regularly review such additional products for inclusion in this Agreement and program. Exhibit A may be amended from time to time to reflect the Products then available for license under this Agreement.

6.4  At Silaria’s discretion and upon at least twelve (12) months’ prior written notice to Licensee, Silaria may amend Exhibit A by deleting listed Products from time to time, (e.g. for obsolescence). The foregoing discretion shall be exercised with regard to exclusive Products only if Silaria will no longer make such product commercially available, in any way, and only if applicable to all Silaria licensees, and shall not be limited to Licensee. If Silaria deletes Products in accordance with the provisions of this Section then subject to the payment of the Fees (as defined in Section 8), the licenses granted in Section 2 shall survive for such Products, but Silaria may discontinue Support Services (as defined in clause 6.1) after all current support contracts for such Products has expired.

6.5  To allow Licensee to fulfill its sales and marketing responsibilities and first level support obligations hereunder, Silaria will provide: (i) at Silaria’s expense, those training, training materials, documentation, reference materials, simulation and test tools in soft copy form; and (ii) demonstration hardware and Product samples to Licensee at Licensee’s expense. Subject to all the terms and conditions of this Agreement, Silaria further grants Licensee a world-wide, nonexclusive, nontransferable, royalty free license to reproduce, modify and use all training, training materials, documentation, reference materials, sales and marketing literature, simulation and test tools, and Product samples solely for the purpose fulfilling Licensee’s obligations hereunder.

6.6  Silaria will assign a dedicated contact to support the Licensee’s sales force in making technical and sales presentations to prospective customers, and for the purposes of second level support of Licensee’s End Users. This person(s) shall have worldwide responsibility for sales support coverage, will be the primary

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contact within Silaria for all Licensee’s related sales activities, and shall be used in customer and sales situations with Silaria’s prior consent. Support resource requirements will be reviewed on a regular basis. Such person’s, or persons’, effort shall be limited to commercially reasonable efforts.

7.	Licensee’s Obligations

7.1  Licensee shall perform, at no expense to Silaria, the following first line support and service for the Parthus Platform or Product that it has sublicensed to End Users or in connection with the design services identified in Section 2.1.2: (a) provide End Users with installation assistance and consultation on the use of the Products; (b) timely respond to such End Users’ general questions and assist in the diagnosis and correction of problems encountered; (c) provide support required under any customer license agreement; and (d) provide customization services that are within the design services identified in Section 2.1.3 within the scope of the Agreement. If, after performing the services set forth in this Section, Licensee is not able to resolve an Error occurring in the Products, Licensee’s personnel may contact Silaria for resolution of such unresolved Errors as described in Section 6.2 above.

7.2  Licensee will provide and maintain, at its own expense, a sufficient number of technical and sales personnel having the knowledge and skills necessary to inform End Users accurately concerning the features and capabilities of the Parthus Platform, and to serve and provide first line support for Products in accordance with Licensee’s obligations under this Agreement. Licensee shall also own or have regular access to sufficient computer hardware and software to enable demonstration of the Products to prospects and End Users; to conduct End User and employee training programs, and to provide Support using the Parthus Platform live on such computer hardware in order to duplicate End User problems. Silaria will designate specific individuals within its company who shall be the primary contacts with Licensee with regard to each Product and keep Licensee notified of contact information to permit rapid communication and action in working with End Users.

7.3  Licensee agrees and warrants that no distribution of the Parthus Platform or the Silaria Products will be made except pursuant to a written Platform License or evaluation agreement in the name of Licensee and signed by the End User containing terms and conditions legally sufficient to accomplish the provisions set forth in Sections 2, 9, 11, 12 and 13. Parthus will provide Silaria an opportunity to review the terms and conditions of any Parthus Platform license, containing Silaria Products, prior to executing such agreement with the End User. Silaria agrees to review and comment on the agreement quickly so as to minimize delay to the sales and negotiation process. If Silaria rejects the terms presented for approval, Licensee will continue the negotiation, review and approval process until 1) Silaria has approved the terms or, 2) the opportunity is lost. In the event, Silaria does not respond to a request for review within two (2) business days, approval of the terms and conditions contained therein shall be presumed approved by Silaria.

7.4  Licensee shall use commercially reasonable efforts to successfully market, distribute and support Parthus Platforms and Silaria Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof and to protect the Products, Silaria Cores and Silaria Confidential Information in the same way that it protects its own Confidential Information of a similar nature.

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8.	Fees

8.1  In consideration of the license rights granted to Licensee under this Agreement, and subject to Section 8.4, below, Licensee shall pay to Silaria license fees in accordance with this Section 8, including initial fees and royalties, as applicable in accordance with the provisions of Section 8.3, below, for every Product license granted, for every Use, per unit royalty, design use, or other fee bearing event other than fees associated with design services and support. In addition, it is understood that the Product(s) may be integrated into Parthus Platforms, which include intellectual property, and materials, which have not been provided by Silaria. Such fees shall only be paid on the portion of fees associated with the Silaria portion of the Parthus Platform. The parties will determine a Silaria percentage of contribution for the Parthus Platform at the time the Silaria Product is integrated into the Parthus Platform. If the parties are unable to agree on an appropriate percentage, the fees will be the same as if the Silaria Product were being used separately. In the event, a discount is provided to the End User for the IP under such Parthus Platform, such discount will be applied equally across the IP included in such Parthus Platform license. (i.e. if a 5% discount is provided across the licensed platform, fees due to Silaria associated with the Products included in the Parthus Platform shall also be discounted by 5%).

8.2  The initial License fees and revenue sharing model shall be as stated in attached Exhibit C, Part 1 The Parties shall supply to each other, on at least a quarterly basis, updated information relating to pricing and Products, including but not limited to minimum initial fees to End User(s), minimum per unit royalty rate cost to End User(s), and minimum reuse fees. The Parties’ program managers shall set all minimum fees through mutual written agreement of the parties. Minimum fees, sales and booking targets, and other program related decisions may be modified, in writing, signed by the parties programs managers without a formal amendment to this Agreement. Such fee structures, once agreed in writing, will be published to Licensee’s sales and marketing organizations.

8.3  Where Licensee licenses multiple products that include a Parthus Platform and where Licensee applies a discount on any item, then for the calculation of the Fee and royalty fees due to Silaria, the discount’s net value would be applied pro rata across all items in that sale. Maintenance, support related specifically to the Silaria Products shall be shared in accordance with the fee split outlined in Exhibit C, Part 1, but maintenance and support fees associated with non-Silaria products, and design services fees charged to End Users by Licensee will be excluded from this pro-rata calculation and no payments for such services will be due to Silaria.

8.4  In sales situations where an exception in the minimum Fee or royalty seems appropriate for the transaction, the situation will be escalated for consideration and prompt resolution, through the chain of pricing authority of Silaria, up to and including the VP of Sales or comparable level, if requested by the equivalent-level manager at Licensee. Written approval by the Silaria Program manager or an officer of Silaria shall be deemed a Silaria waiver of the minimum pricing and approval for Licensee to propose such revised pricing the End User.

8.5  Within thirty (30) days after the end of each month Licensee shall provide a statement to Silaria of the prior month’s transactions, fees and royalties received from End Users which are subject to a fee split under this agreement, and fees due to Silaria under this Agreement, substantially in the form set out in Exhibit C, Part 2. Fees due to Silaria under this Agreement shall accrue from the time of payment by the End User of such fees. Silaria shall provide Licensee an invoice for fees due to Silaria under this Agreement, related to such report. Licensee shall pay Silaria those license fees, due Silaria in accordance with the provisions of Exhibit C for each Silaria Product licensed, within thirty (30) days of receipt of a valid invoice.

8.6  All sums stated under this Agreement do not include taxes. All applicable taxes shall be payable by Licensee in accordance with relevant legislation in force at the relevant tax point date. Silaria payment percentages will be applied to the after tax proceeds, if any taxes are applied to the End User licensing transaction.

8.7  Silaria shall have the right to have mutually agreed independent Certified Public Accountants, (“Auditors”), perform an examination and audit, by prior appointment during normal business hours, not more frequently than once annually, of all records that may contain information relating to Licensee’s financial obligations under this Agreement, including any license Fees and royalties payable to Silaria

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under this Section 8. The Auditors’ final report shall (in the absence of clerical or manifest error) be final and binding on the parties. Such audit shall be at Silaria’s expense unless it reveals an underpayment of five per cent (5%) or more, in which case Licensee shall reimburse Silaria for the direct and reasonable costs of such audit. Licensee shall pay Silaria the full amount of any underpayment immediately. If the audit identifies that Licensee has made an overpayment, such overpayment will be, at Licensee’s sole discretion, either reimbursed within a reasonable period of time or credited against future payments owed by Licensee.

8.8  The parties will conduct a weekly sales teleconference. During such teleconference the parties will discuss account status and actions necessary to close transactions. In addition, the parties will hold quarterly account reviews, which will include all outstanding sales opportunities and ways in which the parties can work together to penetrate customer accounts and target markets.

9.	Confidentiality

9.1  Except as may be expressly provided elsewhere under this Agreement, each party shall maintain in confidence the Confidential Information disclosed by the other party for a period of five (5) years from the date of disclosure and apply security measures no less stringent than the measures which the receiving party applies to protect its own like information (but in any event not less than a reasonable degree of care) to prevent unauthorized disclosure or use of Confidential Information. Employees and contractors shall be required to have in place prior to access, a written nondisclosure agreement with provisions implementing the requirements of this Agreement; if such individuals already have in place an agreement sufficiently addressing the requirements, then a separate agreement is not required. Each party shall use Confidential Information only in connection with its performance of this Agreement, and then only on an “as needed” basis for purposes of this Agreement.

9.2  The parties agree that information shall not be regarded as Confidential Information and that the recipient shall have no obligation with respect to any information which the recipient can demonstrate: (i) is already known to or in the possession of the recipient prior to its receipt from the disclosing party or which is publicly available at the time of disclosure; or (ii) is or becomes known to the public through no wrongful act of the recipient; or (iii) is received from a third party who is not in breach of any obligation of confidentiality with respect to such information; or (iv) is disclosed to a third party by the disclosing party without a restriction of confidentiality; or (v) is disclosed with the prior written permission of the owner; or (vi) is disclosed by the recipient in compliance with a legal requirement of a governmental agency or court of law, after notification to the other party of such order and providing the other party the ability to object to such disclosure; or (vii) is independently conceived of by personnel, or subcontractors of the recipient without breach of the confidentiality obligations contained herein.

10.	Marketing

10.1  Both Parties will actively promote the Products including the business relationship, in press releases, promotional literature and other means of marketing. Within ninety (90) days after the Effective Date, the parties shall use reasonable efforts to determine a marketing plan that the parties shall implement during the term of this Agreement. The parties acknowledge that the determination and implementation of a joint marketing plan may require modifications to the provisions of this Agreement.

10.2  Silaria will provide Licensee with marketing and technical information concerning the licensed Products in soft copy form within a reasonable time after the Effective Date for use by Licensee as set forth herein. During the Term, Silaria agrees to do the following: (a) provide Licensee a mutually agreed amount of internal use, demonstration and evaluation Products, at no charge; (b) supply Licensee, at no charge, with a reasonable quantity of available product marketing and technical materials in soft copy form that are appropriate for use in the performance of this Agreement along with the rights to reproduce a reasonable number of copies of such materials in support of its performance of this Agreement or to obtain additional copies at a nominal cost.

10.3  The Parties agree to co-ordinate press releases before any public release as well as all other publicity referencing the other party by name, referencing their business relationship or their respective products. The Parties will release a mutually agreeable press release within ninety (90) days of the execution of this

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agreement and will likewise provide a press release within ninety (90) days of the signing of any amendment adding additional Products to this Agreement, if appropriate and noteworthy.

10.4  Non-exclusive Products may be sold and branded by each Party under its own name. Exclusive Products will be sold and branded under the Parthus name. However, technology-branding (e.g. Dolby) reflecting Silaria as the underlying technology source of the Products will be indicated in marketing materials such as datasheets and web pages. Silaria is responsible for and will provide from time to time the branding elements and style guide for this process.

11.	Intellectual Property Warranties and Indemnity

11.1  Silaria warrants that to its knowledge: (i) the Products do not infringe any third party copyright, maskwork, patent or trade secret; and (ii) Silaria has not received notice of any claim of infringement and no actions have been threatened or commenced against Silaria based on allegations of infringement against the Products founded upon the Intellectual Property of any third party.

11.2  Silaria will identify any third party Intellectual Property included in their Products prior to providing the Deliverables to Licensee and will assist Licensee and End Users to obtain any third party licenses necessary to use the Silaria Products.

11.3  Subject to the provisions of this Section 11, in the event of a suit against Licensee, or the End Users, based upon a claim that the Products as delivered to Licensee by Silaria infringe any third party intellectual property right, Silaria agrees to defend and indemnify Licensee, and its sublicensees against any liability resulting from such claim provided that: (i) Silaria is promptly notified of any threats, claims and related proceedings; (ii) Silaria shall have sole control of the defense and any settlement; (iii) Licensee has not settled any such claim without Silaria’s prior written consent; (iv) Licensee furnishes to Silaria, upon request, any information available relating to the defense of such claim; and (v) Licensee provides reasonable assistance to Silaria in the defense of such claim. Silaria shall, at its option and expense either (a) obtain for Licensee the right to continue to use the Products, or (b) replace or modify the Products so that they become non-infringing.

11.4  Silaria shall have no obligation under this Section 11 for any infringement or claim of infringement arising from: (i) the combination of any of the Products with other products not supplied by Silaria if such infringement would not have occurred but for such combination; (ii) the modification by Licensee, its suppliers, subcontractors, End Users or others, of any of the Products, if such infringement would not have occurred but for such modification; (iii) any claim where required licenses from third parties as described in Section 11.2, above, were not obtained or where use continued after notice of infringement; (iv) any claim based upon a use of a Product beyond the specifications stated in a Product’s Documentation or as allowed in the applicable license or sublicense agreement if such use was the cause of the infringement; or (v) if Licensee (or if applicable, its End User) is in a state of material breach of this Agreement or the Platform License agreement, as applicable.

11.5  Notwithstanding anything else, as between the parties, Silaria retains: (a) all title to, and, except as expressly licensed herein, all rights to the Products, the Silaria Cores and Silaria Confidential Information, all Intellectual Property contained therein and all copies thereof (by whomever produced); and (b) all copyrights, patent rights, trade secret rights, and all other intellectual and industrial property rights of any sort in the Products, all Silaria Intellectual Property, and all Silaria Confidential Information. The parties shall be working on joint development of products, under a separate design services agreement. The rights, title and interest of any inventions, joint developments, or derivative products will be governed by such design services Agreement.

11.6  Licensee shall own all right, title and interest in the Parthus Platforms except for Silaria’s constituent Products and Intellectual Property, including any Modifications made during the course of this Agreement by any one to the Parthus Platform and any Parthus intellectual property.

12.	Warranties

12.1  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, SILARIA MAKES NO WARRANTIES TO LICENSEE OR ANY OTHER PERSON OR ENTITY WITH

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RESPECT TO THE PRODUCTS OR ANY SERVICES OR LICENSES, AND SILARIA HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12.2  Silaria warrants to Licensee that the licensed Products will permit a competent semiconductor manufacturer to manufacture them so that they conform to the performance, functionality, and specifications as described in their documentation, and that that the Deliverables are provided, shall be free of defects in normal use. In the event of a breach of this warranty under this Section 12.2, Silaria shall use commercially reasonable efforts to correct any Errors in the Product and deliver such corrected Product to Licensee or replace the defective Product with a Product that conforms with the foregoing warranty.

13.	Limitation of Liability

13.1  IN NO EVENT SHALL EITHER PARTY BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO THE COST OF REMOVAL AND REINSTALLATION OF GOODS, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF USE OF DATA, INTERRUPTION OF BUSINESS OR OTHER ECONOMIC LOSS) WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORTIOUS CONDUCT, BREACH OF CONTRACT OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.2  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE MAXIMUM LIABILITY OF EITHER PARTY TO THE OTHER IN AGGREGATE FOR ALL CLAIMS MADE IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE UNDER OR IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT SHALL NOT EXCEED THE TOTAL OF SUMS PAID OR DUE TO THE PARTIES, FROM END USERS FOR RIGHTS SUBLICENSED UNDER THIS AGREEMENT FOR THE PRODUCTS. THE PARTIES’ LIABILITY, HOWEVER, WITH RESPECT TO A PARTICULAR CUSTOMER, SHALL NOT EXCEED THE LIABILITY CAP INCLUDED IN THE END USER AGREEMENT, WHICH GAVE RISE TO THE CLAIM.

13.3  NOTHING IN THIS SECTION 13 SHALL OPERATE TO EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM EITHER PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT.

13.4  Neither party shall be liable for any: (i) recoverable or non-recoverable costs incurred, directly or indirectly, in the processing, or manufacture of masks or manufacture and characterization of prototypes or production quality silicon in whatever quantity; or (ii) any defect caused by a fault in a chip manufacturing process.

14.	Term and Termination

14.1  This Agreement and all rights and licensee granted herein will become effective on the Effective Date and will remain in effect until it is otherwise terminated in accordance with an express provision of this Agreement. The parties may terminate this agreement through mutual written agreement.

14.2  Without prejudice to any other right or remedy which may be available to it, either party shall be entitled to terminate this Agreement by giving written notice to the other if: (i) the other party has committed a material breach of any of its contractual obligations which is reasonably determined to not be capable of cure; or (ii) the other party has committed a material breach of any of its contractual obligations which is capable of remedy but which has not been remedied within a period of sixty (60) days following receipt of written notice to do so; or (iii) provided that such proceedings are not vacated or set aside within sixty (60) days from the date of commencement, the other party makes any voluntary arrangement with its creditors or becomes subject to a bankruptcy or similar administrative order; or (iv) the other party has an order made against it, or passes a resolution, for its winding-up (except for the purpose of bona fide merger or reorganization) or has an creditor take possession or has a receiver or similar officer appointed over any of

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its property or assets provided that such order or receivership is not vacated or set aside within sixty (60) days from the date of its commencement.

14.3  This agreement may not be terminated for convenience so long as Licensee has exclusive rights to any Product.

15.	Effect of Termination

15.1  Upon the effective date of termination of this Agreement (“Termination Date”) in accordance with Section 14, for any reason other than by reason of Licensee’s breach of Sections 2 or 9, Licensee shall be entitled, for a period of twelve (12) months from the Termination Date (the “Ramp Down Period”) to continue to exercise all rights and licenses granted under this Agreement for the limited purposes of completing existing designs and supporting End Users to whom Licensee was contractually obligated prior to the Termination Date. Notwithstanding the termination of this Agreement, and the expiration of the Ramp Down Period, Licensee shall have the right (subject to Licensee’s continuing obligations to pay Silaria its portion such fees, under Section 8) to continue to collect fees, including royalties and Use fees, for Products sublicensed to End Users pursuant to this Agreement. Upon termination of the Agreement for Licensee’s breach of Sections 2 or 9, Silaria will directly provide support services to End Users. All Licenses granted to End Users, by Licensee will survive termination of this agreement and will continue, subject to the End User’s continuing obligation to continue payment of applicable fees and royalties. The parties will work together in good faith to transfer any support agreements and obligations, so that the customers are unaffected by such termination.

15.2  Upon expiration of the Ramp Down Period, or in those circumstances where Licensee is not entitled to a Ramp Down Period, without prejudice to any other right or remedy which may be available to either party: (i) the licenses granted to Licensee under the provisions of Section 2 shall cease and Licensee shall immediately return all Deliverables and Confidential Information including any copies and modified versions in Licensee’s possession, to Silaria; (ii) the licenses granted to Licensee to the Trademark under the provisions of Section 5 shall cease and (iii) Licensee shall cease to be supported in accordance with the provisions of Section 6; however, (iv) any sublicenses granted to End Users in compliance with the provisions of Section 2 shall survive.

15.3  In the event Silaria is acquired by a third party, all Parties may decide, by mutual consent, to assign this agreement to the acquiring company, or Licensee may exercise its rights to special soft landing provisions associated with this Section, by providing written notice to Silaria. Such rights shall be granted and shall continue for the terms outlined herein, irrespective of meeting any sales targets, and shall not be subject to revocation other than for material breach of the Agreement. Upon Licensees notice of its exercise of the special soft landing provisions, Silaria shall, within thirty (30) days provide Licensee with copies of all source code documentation, information and other materials associated with the Products licensed under this Agreement, including but not limited to any work in progress associated with the Products or any derivatives thereof pursuant to Section 6.3. In addition, Silaria will provide Licensee with training which is sufficient for Licensee to maintain the Products and to create modifications and derivatives as allowed under this Section without Silaria assistance. Silaria shall provide Licensee telephone and email support on the materials for no less than six (6) months following the exercise of such right. In addition to the rights granted under this agreement, Licensee shall have the right, for a period of three (3) years, after the end of the exclusivity period in which the notice is provided, to all modification and derivative rights necessary to maintain, and integrate those Products and their derivatives licensed under this agreement, and to create new derivatives, which are on mutually approved program Product roadmaps (which have been disclosed to End User’s prior to the exercise of such right). Licensee shall have the right to provide support and maintenance on Products licensed prior to the end of such (3) year period into perpetuity. Licensee shall have the right to license and otherwise commercialize the Product(s) and any derivatives, including those developed during the soft landing period, to any party during such three (3) year period. In addition, the fee split shall be modified as outline in Exhibit C Part 1 for any licenses granted by Licensee to End Users after it provides such notice to Silaria,    , in order to compensate Licensee for taking on certain Silaria engineering responsibilities under this Agreement), and Silaria shall not be due any split of fees associated with support or maintenance.

15.4  Without limitation to the survival of other terms as expressly set out elsewhere under the terms of this Agreement, the provisions of Sections 1, 9, 11, 12, 13, 15 and 16 shall survive termination of the

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Agreement. In addition, payment and fee split arrangements associated with all sublicenses granted under this agreement shall continue in effect without regard to the termination of this Agreement.

16.	General

16.1  Neither party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder whether in whole or in part without the prior written consent of the other, such consent not to be unreasonably withheld, except that a party may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to substantially all its business or assets. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns. In the event, a third party, interested in acquiring Silaria, approaches Silaria, Silaria must provide prompt written notice to Licensee, that it has been approached for an acquisition, and again if Silaria receives an offer for acquisition. Silaria shall not enter into any equity sales agreement until it first provides Licensee an opportunity to provide an offer of its own within 5 business days of such notice. Silaria shall consider such Licensee offer, in good faith, prior to accepting such third party offer.

16.2  Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of the right in the future to enforce that or any other provision.

16.3  This Agreement, including all Exhibits and documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding the subject matter. No amendment to, or modification of, this Agreement shall be binding unless in writing and signed by a duly Authorized representative of both parties.

16.4  This Agreement shall be governed by and construed in accordance with the laws of California except that portion known as conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods will not govern this Agreement. In the event of a dispute between the parties, including a misunderstanding or difference of opinion and whether or not involving customers, then prior to any legal action, the parties agree to first attempt to have the dispute promptly resolved by the responsible employees of the parties and if not successful, then escalate the dispute for resolution to the party’s senior management, including as necessary, the Chief Executive Officers of the parties. Each party acknowledges that its breach of the provisions of Sections 2 or 9 would cause irreparable injury to the other for which monetary damages are not an adequate remedy. Accordingly, a party will be entitled to injunctions and other equitable remedies in the event of such a breach by the other. The right of each of the parties to seek injunctive relief shall not limit in any manner their respective rights to seek other and/or additional remedies at law or in equity.

16.5  The parties are acting as independent contractors. Neither party shall have the right to bind the other nor shall they represent themselves as agents of the other party.

16.6  All notices, requests and other communications hereunder shall be in writing and shall be delivered in person or sent by internationally recognized overnight courier service, or by facsimile transmission (with confirmation of receipt) to the address or facsimile number of the party set forth in this section 16.6 or to such other address designated in writing by the receiving party. Unless otherwise provided, notice shall be effective on the date it is officially recorded as delivered, as evidenced by delivery receipt or equivalent.

Notices shall be provided to:

For Licensee: Program Manager: David Moloney Parthus Technologies plc 32-34 Harcourt St. Dublin 2, Ireland Telephone: +353 (0)1 4025826 Fax: +353 (0)1 4025850 Email: david.moloney@parthus.com	For Silaria: Program Manager: Tom Moore Silaria Ltd. Dominic Court, 41 Dominic St., Dublin 1, Ireland Telephone: +353 (0)1 8733145 Fax: +353 (0)1 8733147 Email: tom.moore@silaria.com

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Legal Notice: Tony McQuinn Sr. Corporate Counsel 2033 Gateway Place, suite 150 San Jose, CA 95110 Telephone: 408 514-2958 Fax: 408 514-2995	Legal Notice: Tom Moore Silaria Ltd. Dominic Court, 41 Dominic St., Dublin 1, Ireland Telephone: +353 (0)1 8733145 Fax: +353 (0)1 8733147

16.7  If any provision of this Agreement is prohibited by law or held to be unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such unenforceable provision had never constituted a part hereof, and the unenforceable provision shall be automatically amended so as best to accomplish the objectives of this Agreement within the limits of applicable law.

16.8  Each party recognizes that no licenses are granted, by implication, estoppel or otherwise, except for the licenses expressly set forth in this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be signed by their duly authorized representative effective as from the Effective Date:

PARTHUS TECHNOLOGIES, PLC:		SILARIA LTD:

Signature:	/s/ Kevin Fielding	Signature:	/s/ Tom Moore

By:	Kevin Fielding	By:	Tom Moore
(print name)

Title:	President	Title:	Vice President, Business Development

Date:	September 30, 2002	Date:	/s/ September 30, 2002

Address:	32-34 Harcourt St., Dublin 2, Ireland	Address:	Dominic Court, 41 Dominic St., Dublin 1, Ireland

Fax No.:	+353 (0)1 4025850	Fax No.:	Fax No.: +353 (0)1 8733147

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Exhibit A

Silaria Products

The Silaria Products designated under this agreement are the Proteus3 Processor in 32bit form combined with the Parthus Bluetooth Intellectual Property to constitute the Parthus Platform described below. The product includes the relevant tools and technologies supplied in association with the Synthesisable HDL by Silaria, which may be included with the delivery to the End User on occasion.

Parthus Platforms:

The designated Parthus Platform for the purposes of this agreement is the Bluetooth Platform as described in this exhibit

CONFIDENTIAL

Exhibit B
Deliverables from Silaria to Licensee:

B-D1
B-D2
B-D3
B-D4
B-D5

B-D6
B-D7
B-D8
B-D9

CONFIDENTIAL

Exhibit C

Part 1, License Fees and Royalties:

License and royalty fees will be split 60% Parthus and 40% Silaria for the first $1million in fees. Thereafter the split will be 50% Parthus and 50% Silaria. In the event that the soft landing clause in 15.3 is invoked Parthus will receive a split increase of 10%.

All fee splits will be applied to the amounts received from the End User after applicable discounts, and taxes, duties and other governmental fees.

* If Silaria assistance is required for integration and modification services, Parthus shall request, and Silaria shall provide a quote for such services. Parthus shall pay Silaria for services provided under such quote and Parthus shall retain all fees paid by the End User for such Services.

Licensee hereby guarantees that payments to Silaria’s under this Agreement shall reach $430K by December 2003. In the event such payments do not meet $430K, Parthus shall prepay the balance of such fees according to the schedule outlined in the table below, and draw future payments to Silaria against such prepaid amount, until such amounts have been depleted. These payments are only guaranteed on Silaria achieving the acceptance criteria in Exhibit G before each payment date. If the acceptance criteria are not met and it can be shown that this is the fault of Silaria the dates shall move out until such criteria are met.

Pr-paid revenue payment schedule
November 30 2002	US$	130,000
February 28th 2003	US$	120,000
May 30th 2003	US$	80,000
August 31st 2003	US$	50,000
November 30th 2003	US$	50,000

Part 2—Form of Monthly report to Silaria from Licensee:

Transaction Date	Product/s	Name and address of End User	Type of License /Fees and Royalties in Agreement /Fees Due Silaria

CONFIDENTIAL

Exhibit D

Trademarks

Silaria Trademarks (list):

Guidelines for Trademark Usage:

TBD

CONFIDENTIAL

Exhibit E

Program Management Guidelines

Project Organization

The project organization responsible for the implementation of this project will include members from both Silaria and Parthus Technologies personnel.

Silaria Project Manager

Silaria will designate a single point of contact to be the “Silaria Project Manager.”

Silaria Project Manager is: Tom Moore
Add Contact information

Silaria Project Manager shall:

1.	Supervise the work of Silaria personnel to ensure efficient operations to carry out Silaria obligation under this Agreement;
2.	Prepare updates to the Project Management Plan;
3.	Serve as principal liaison with Parthus’ personnel;
4.	Making available Silaria personnel assigned to this Project as requested by Parthus to perform Services or answer questions; and
5.	Prepare and deliver, on behalf of Silaria, Acceptance Forms related to Deliverables produced or provided by Parthus, and other communications required for this Project;
6.	Identify problems, develop constructive solutions and recommend specific management action;
7.	Assist Parthus in its performance of the acceptance tests for the Deliverables produced by Silaria or acceptance tests for the Deliverables produced by Parthus.

Parthus’ Project Manager

Parthus will designate a single point of contact to be the “Parthus’ Project Manager.”

Parthus’ Project Manager is:             .

Add Contact information.

Parthus’ Project Manager shall:

1.	Supervise the work of Parthus personnel to ensure efficient operations to carry out Parthus’ responsibilities under this Agreement;
2.	Prepare updates to the Project Management Plan;
3.	Serve as principal liaison with Silaria personnel;
4.	Making available Parthus personnel assigned to this Project as requested by Silaria to perform Services or answer questions; and
5.	Prepare and deliver, on behalf of Parthus, Acceptance Forms related to Deliverables produced or provided by Silaria, and other communications required for this Project;
6.	Identify problems, develop constructive solutions thereto and recommend specific management action.
7.	Assist Silaria in its performance of the acceptance tests for the Deliverables produced by Parthus or acceptance tests for the Deliverables produced by Silaria.

CONFIDENTIAL

Project Management procedures.

Baseline Schedule

Parthus Technologies and Silaria shall create and maintain a baseline schedule against which progress of the project will be measured. The baseline schedule will not change during the course of the project, except by, mutual written agreement of the parties, which approve adjustments to the scheduled start or completion of certain deliverables, or creates additional deliverables, which have a schedule impact. Neither party will unreasonably reject a request for a change order.

Risk Management Plan.

Parthus Technologies and Silaria shall perform an assessment of the potential risks of the project and formulate a strategy for mitigating the identified risks.

On-going Project Management

The following Project Management deliverables will be produced during the course of managing the project depending on the circumstances, in accordance with Parthus’ standard Project Management Practices:

Change Orders

Parthus Technologies and Silaria shall analyze and document the impact of proposed changes to the project. Parthus Technologies shall review change requests with Silaria Project Manager and other representatives as requested by Silaria to decide upon the implementation of the proposed changes.

Change Order Status Logs

Parthus Technologies and Silaria shall maintain a change order status log to track and report the status and disposition of change requests as part of normal monthly status reporting.

Issues

Parthus Technologies and Silaria shall document any issues, which arise during the course of the project and document updates as issues are assigned to project team members to resolve, and as resolutions of the issues are achieved.

Issue Log

Parthus Technologies and Silaria shall maintain an issue log to track and report the status and resolution of all issues as part of normal monthly status reporting.

Acceptance Forms

Parthus Technologies and Silaria shall prepare acceptance forms for each deliverable required under this Agreement to obtain formal Licensee acceptance of the deliverables.

Acceptance Log

Parthus Technologies and Silaria shall maintain a log showing the status of all deliverables submitted for acceptance containing a description of the deliverable, dates submitted for acceptance and, if necessary, the reasons for rejection, and comments pertaining to the deliverable.

Intellectual Property Log

Parthus Technologies and Silaria shall maintain a log of all Licensee, Parthus Technologies, Silaria or third party intellectual property contributed to the project.

Weekly Status Reports

A Weekly Status Report shall be developed by Parthus Technologies and Silaria to communicate a summary status of the Project. The document includes, at a minimum, schedule performance, Deliverable status summary, key issues, accomplishment this period, planned activities for the next period, and other attachments (for example, issue log, change order log, acceptance log).

CONFIDENTIAL

Exhibit F

Statement of Work
for
Silaria

And
Parthus

CONFIDENTIAL

Parthus and Silaria will agree on joint SOW to be included in this agreement

The proposed porting of Parthus BlueStream IP to the Proteus3 processor and peripherals is aimed at producing a completely self-contained and licenseable IP platform for Bluetooth applications, which contains only Parthus and Silaria IP.

The proposed development will be carried out by Silaria engineers with the support of Parthus engineering personnel in terms of BlueStream technology transfer, porting of the BlueStream protocol stack and hardware IP into a combined Parthus/Silaria platform and finally verification and certification of the combined IP platform.

Parthus engineers on the other hand will be responsible for platform validation and localisation of errors or performance bottlenecks in the porting process. Once errors have been localised to a particular IP deliverable from either of the 2 companies, the responsible party will resolve the issue. In the case where the party cannot resolve the issue through modification of IP deliverables, both parties will cooperate to resolve the issue by making modifications at the combined platform level. For example in the event that the ported software is functionally correct but will not run at the required clock-speed for low power operation due to differences between the Proteus3 and other BlueStream target CPUs, the 2 parties may decide to raise the clock frequency used in the combined IP platform.

The project will consist of a number of distinct phases with corresponding responsibilities for the 2 parties:

Phase	Silaria Responsibilities	Parthus Responsibilities
Port of Proteus3 to Chimera FPGA
• Targeting of Silaria HW IP to Altera FPGA on Parthus Chimera board
• Targeting of Silaria SW Test cases to Chimera board
• Test report for Silaria test-cases
• Integration and porting of Parthus BlueStream HW IP to Chimera FPGA board
• Porting of Parthus standalone SW test-cases to Proteus3
• Resolution of any issues related to Silaria HW deliverables

• Delivery of Chimera board
• Support for synthesis and targeting of IP to Chimera
• Support for porting of Parthus standalone test-cases to Proteus3
• Running of Parthus standalone test-cases on Chimera
• Problem report and support in terms of resolution of issues with combined platform
• Resolution of issues related to Parthus HW and SW IP or test deliverables

BlueStream Stack port to Proteus3
• Porting of BlueStream protocol-stack and scheduler IP to Proteus3
• Running of abstract test-suite (ATS) SW testing of Proteus3 port
• ATS test report
• Resolution of issues related to Proteus3 port of Parthus BlueStream Lower Protocol-Stack SW IP and scheduler deliverables

• Support for porting of BlueStream protocol-stack and scheduler IP to Proteus3
• Support for abstract test-suite (ATS) SW testing of Proteus3 port
• Resolution of issues related to Parthus SW IP and test deliverables

Integration and acceptance testing of combined HW/SW IP on FPGA
• Integration of ported BlueStream protocol-stack and scheduler IP with BlueStream HW, Proteus3 processor and peripherals on Chimera FPGA board
• Support for testing of combined platform by Parthus personnel

• Support for integration of ported BlueStream protocol-stack and scheduler IP with BlueStream HW, Proteus3 processor and peripherals on Chimera FPGA board
• Running of complete test-suite including interoperability tests

CONFIDENTIAL

• Resolution of issues related to Proteus3 HW IP including peripherals and interconnection with Parthus HW and SW IP
• Resolution of issues related to Proteus3 port of Parthus BlueStream Lower Protocol-Stack SW IP and scheduler deliverables
• Test report including the identification of source of any functional or performance issues • Resolution of issues related to Parthus HW/SW IP and test deliverables
Initial FPGA demonstration system
• Support for testing of combined platform by Parthus personnel
• Resolution of issues related to Proteus3 HW IP including peripherals and interconnection with Parthus HW and SW IP
• Resolution of issues related to Proteus3 port of Parthus BlueStream Lower Protocol-Stack SW IP and scheduler deliverables

• Running of complete test-suite including interoperability tests
• Test report including the identification of source of any functional or performance issues
• Resolution of issues related to Parthus HW/SW IP and test deliverables

CDROM IP Deliverable
• Updating of combined IP platform deliverables as required
• Updating of Silaria IP platform deliverables as required
• Support for testing of combined platform by Parthus personnel
• Resolution of issues related to Proteus3 HW IP including peripherals and interconnection with Parthus HW and SW IP
• Resolution of issues related to Proteus3 port of Parthus BlueStream Lower Protocol-Stack SW IP and scheduler deliverables

• Updating of Parthus IP platform deliverables as required
• Running of complete test-suite including interoperability tests
• Test report including the identification of source of any functional or performance issues
• Resolution of issues related to Parthus HW/SW IP and test deliverables

Customer Support
• Support for Parthus personnel in resolution of customer issues with combined IP deliverables and where necessary direct interaction with customer
• Updating of combined IP platform deliverables as required
• Updating of Silaria IP platform deliverables as required
• Support for testing of combined platform by Parthus personnel
• Resolution of issues related to Proteus3 HW IP including

• Updating of Parthus IP platform deliverables as required
• Running of complete test-suite including interoperability tests to duplicate customer issues
• Test report including the identification of source of any functional or performance issues
• Resolution of issues related to Parthus HW/SW IP and test deliverables

CONFIDENTIAL

peripherals and interconnection with Parthus HW and SW IP • Resolution of issues related to Proteus3 port of Parthus BlueStream Lower Protocol-Stack SW IP and scheduler deliverables

CONFIDENTIAL

Exhibit G

The following is the minimum set of acceptance criteria that must be met by Silaia in order for the guaranteed revenue payments to be made. A more detailed list of acceptance criteria will be agreed between the Parties after contract signature.

1.0    Software Abstract Test-Suite Tests

Responsibility for conducting these tests using the Parthus-supplied test-code lies with Silaria and will be conducted at Silaria premises under normal circumstances.

The lists of tests covered by the abstract test-suit is included in the following appended file:

•	ATS_test_list.txt

1.1    Proteus & Peripherals FPGA Test-suite

The responsibility for generating and performing these tests lies with Silaria except in the event of issues with the Parthus Chimera FPGA board. At a minimum the tests need to guarantee that the processor can communicate on FPGA with all of it’s major interfaces and it’s own PC-hosted debugger:

•	Proteus Op-codes
•	Proteus pipeline/exceptions
•	Proteus interrupts
•	External and internal RAM
•	JTAG debug interface
•	AMBA/APB bus interface
•	UART HCI Interface
•	Any additional peripherals

The global objective is to run the Proteus and the BlueStream core at 8MHz and this must be achieved before final delivery of the BlueStream Republic IP platform can be made to customers. It may not be possible to achieve this on first pass for the LA demo.

Hence, following the successful completion of these tests it is reccomended that the predicted clock performance limits from static-timing analysis are fully validated by running the above tests at speed up to a maximum of 40MHz in 8MHz increments.

The objective of this exercise is to be able to run the processor at a higher clock speed if required as a contingency for MIPs inefficient code being generated by Silarias gcc compiler backend.

1.2    Hardware Connectivity & Standalone Air-Interface Tests

Once the Proteus processor and its peripherals have been verified the following standalone tests will be conducted jointly by Parthus and Silaria personnel at Parthus premises under normal circumstances. These tests verify basic functionality of the BlueStream IP when connected to the Proteus bus interface.

•	reset_state.c
•	sw_reset.c
•	register_map.c
•	DM1_loopback.c
•	DM5_loopback.c
•	interrupts.c
•	ezk_engine.c
•	sleep_mode.c

CONFIDENTIAL

•	hse_engine.c
•	misc_interfaces.c

These tests were developed for the ARM and can be ported very easily to Proteus by the Silaria team (note: GNUmake files would need to be written for the above files as they were all written as CodeWarrior projects). Tests run with a main menu to select required test.

Next step is to run the tabasco test code which will be supplied by Parthus and ported by Silaria. This will test all packet types including HV1,2,3 to test codec interface. These tests can be run without RF interface in the beginning.

The list of tests is contained in the following appended file:

•	IP_verification_test_list.txt